CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$422,000	$45.15

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $559,521.20 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-117770) filed by JPMorgan Chase & Co. on July 30, 2004, and have been carried forward, of which $45.15 offset against the registration fee due for this offering and of which $559,476.05 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement No. 175 To prospectus dated December 1, 2005, prospectus supplement dated December 1, 2005 and product supplement no. 45-I dated October 6, 2006	Registration Statement No. 333-130051 Dated October 24, 2006 Rule 424(b)(2)

Structured Investments	JPMorgan Chase & Co.
$422,000
20.0% Bearish Reverse Exchangeable Notes due October 30, 2007
Linked to the Best Performing Common Stock of the following Homebuilding Stocks: Centex Corporation; D.R. Horton, Inc.; KB Home; Lennar Corporation; and Pulte Homes, Inc.

General

  The notes are designed for investors who seek a higher interest rate than the current dividend yield on the Reference Stocks or than the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in appreciation in the Reference Stocks, be willing to accept the risks of owning equities generally and be willing to lose some or all of their principal if the closing price of one of the Reference Stocks increases by more than the Upside Protection Amount during the Monitoring Period.
  The notes will pay 20.00% interest per year. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the Final Share Price of any Reference Stock and whether the closing price of any Reference Stock has increased from its Initial Share Price by more than its Upside Protection Amount during the Monitoring Period, as described below.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing October 30, 2007†.
  Payment at maturity for each $1,000 principal amount note will be a cash payment of up to $1,000, together with any accrued and unpaid interest.
  Minimum denominations of $1,000 and integral multiples thereof.

Key Terms

Reference Stocks:

The common stocks of Centex Corporation, D.R. Horton, Inc., KB Home, Lennar Corporation and Pulte Homes, Inc. (each such common stock, a “Reference Stock” and, together, the “Reference Stocks”). Each of the Reference Stocks is a company whose primary lines of business are directly associated with the residential homebuilding industry.

Interest Rate:	20.0% per annum, paid monthly and calculated on a 30/360 basis.
Upside Protection Amount:

For each Reference Stock, an amount that represents 50% of the applicable Initial Share Price of such Reference Stock, subject to adjustments. Please see “The Reference Stocks — Initial Share Prices & Upside Protection Amounts” below for the Upside Protection Amount for each Reference Stock.

Maturity Date:	October 30, 2007†
Pricing Date:	October 24, 2006
Settlement Date:	On or about October 27, 2006
Observation Date:	October 25, 2007†
CUSIP:	48123JGK9
Interest Payment Date:

The 27th day of each month, except for the monthly interest payment date in October 2007 which shall be payable on October 30, 2007, commencing with the Interest Payment Date on November 27, 2006, to and including the Maturity Date. If the 27th day in any month is not a Business Day, payment shall be made on the next Business Day immediately following such 27th day. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information about when you will receive your interest payment.

Payment at Maturity:

You will receive $1,000 for each $1,000 principal amount note plus any accrued and unpaid interest at maturity unless

(i) The Final Share Price for any Reference Stock is greater than the Initial Share Price of such Reference Stock; and
 (ii) A Trigger Event has occurred.

If the conditions described in (i) and (ii) are both satisfied, at maturity you will receive, instead of the principal amount of your notes, a cash payment per $1,000 principal amount calculated as follows:

$1,000 – ($1,000 x Best Performing Reference Stock Appreciation)

plus any accrued and unpaid interest, provided that the cash payment you receive in lieu of the principal amount of your notes shall not be less than $0.

Trigger Event:

A Trigger Event occurs if, on any day during the Monitoring Period, the closing price of any Reference Stock has increased, as compared to that particular Reference Stock’s Initial Share Price, by more than that Reference Stock’s Upside Protection Amount.

Monitoring Period:	The period from the Pricing Date to and including the Observation Date.
Reference Stock Appreciation:	Final Share Price – Initial Share Price Initial Share Price
Initial Share Price:

For each Reference Stock, the closing price of such Reference Stock on the Pricing Date. Please see “The Reference Stocks — Initial Share Prices & Upside Protection Amounts” below for the Initial Share Price for each Reference Stock. The Initial Share Price is subject to adjustments and any Reference Stock issuer may be changed in certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-dilution Adjustments” in the accompanying product supplement no. 45-I for further information about these adjustments.

Final Share Price:	For each Reference Stock, the closing price of such Reference Stock on the Observation Date.
Best Performing Reference Stock:

The Reference Stock with the largest percentage increase between its Initial Share Price and its Final Share Price, as compared to the percentage increases between the respective Initial Share Prices and Final Share Prices of the other Reference Stocks, or if only one Reference Stock’s Final Share Price is greater than its Initial Share Price, that Reference Stock. The determination of the Best Performing Reference Stock may be affected by the occurrence of certain corporate events affecting one or more of the Reference Stocks.

†	Subject to postponement in the event of a market disruption event, as described under “General Terms of Notes” in the accompanying product supplement no. 45-I.

Investing in the Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. 45-I and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	JPMSI Fees and Commissions (1)	Proceeds to Us

Per note	$ 1,000	$43.50	$ 956.50

Total	$ 422,000	$18,357	$ 403,643

(1)	J.P. Morgan Securities Inc., whom we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $43.50 per $1,000 principal amount note and will use a portion of that commission to allow selling concessions to other dealers of $31.75 per $1,000 principal amount note. The concessions of $31.75 include concessions to be allowed to selling dealers and concessions to be allowed to an arranging dealer. See “Underwriting” beginning on page PS-29 of the accompanying product supplement no. 45-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

October 24, 2006

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated December 1, 2005 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 45-I dated October 6, 2006. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated October 6, 2006 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 45-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

  Product supplement no. 45-I dated October 6, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003081/e25229_424b2.pdf

  Prospectus supplement dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002390/e22885_424b2.txt

  Prospectus dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC Web site is 19617. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay 20.0% interest per year, which we believe is higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of 20.0% per year. Interest will be payable monthly in arrears on the 27th day of each month, except for the monthly interest payment date in October 2007 which shall be payable on October 30, 2007, commencing November 27, 2006 up to and including the Maturity Date, to the holders of record at close of business on the date 15 calendar days prior to the applicable Interest Payment Date. If the 27th day in any month is not a Business Day, payment shall be made on the next Business Day immediately following such 27th day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly interest payment due in January 27, 2007 shall be payable on January 29, 2007.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — Your return of principal at maturity is protected so long as a Trigger Event does not occur or if the Final Share Price of each Reference Stock has depreciated, as compared to its respective Initial Share Price. However, if a Trigger Event has occurred, you could lose the entire principal amount of your notes.
  REFERENCE STOCKS — Each of the Reference Stocks is a company whose primary lines of business are directly associated with the residential homebuilding industry. The Reference Stocks may be modified in the case of certain corporate events. See “General Terms of Notes — Anti-Dilution Adjustments — Reorganization Events” in the accompanying product supplement no. 45-I for further information.
  YOUR RETURN AT MATURITY MAY BE BASED ON A REFERENCE STOCK THAT DID NOT INCREASE IN EXCESS OF ITS UPSIDE PROTECTION AMOUNT DURING THE MONITORING PERIOD — Your return at maturity may not necessarily be based on a Reference Stock that increases by more than its Upside Protection Amount during the Monitoring Period. For example, if a Trigger Event occurs with respect to a Reference Stock and that Reference Stock experiences a significant closing price decrease on the Observation Date such that its Final Share Price is less than its Initial Share Price, your return on the notes will not be based on the performance of that Reference Stock. Under these circumstances, if on the Observation Date the Final Share Price of one or more of the remaining four (4) Reference Stocks increases from its respective Initial Share Price, your return on the notes will be based on the Best Performing Reference Stock, which will be different than the Reference Stock that initially increased by more than its Upside Protection Amount. Accordingly, you could lose a portion of your principal amount even if the Best Performing Reference Stock never, at any time during the Monitoring Period, increased by more than its Upside Protection Amount.
  TAX TREATMENT AS A UNIT COMPRISING A CALL OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 45-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, it is reasonable to treat the notes as a unit comprising a Call Option and a Deposit for U.S. federal income tax purposes. Of the $16.67 monthly coupon payable per $1,000 principal amount note, we intend to treat $4.50 as interest on the Deposit and $12.17 as Call Premium. By purchasing the notes, you agree to treat the notes for U.S. federal income tax purposes consistently with our treatment as described above. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income while receipt of the Call Premium will not be taxable to you prior to maturity or sale. However, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. Purchasers who are not initial purchasers of notes at the issue price should consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the Deposit and the Call Option.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock of Centex Corporation, D.R. Horton, Inc., KB Home, Lennar Corporation, and Pulte Homes, Inc.

PS-1

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in one or more of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 45-I dated October 6, 2006.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The payment at maturity will be based on the Final Share Price of the Best Performing Reference Stock and whether the closing price of any Reference Stock has increased from its Initial Share Price by more than its Upside Protection Amount on any day during the Monitoring Period. On the pricing date, stock prices generally in the market and stock prices for the Reference Stocks may be significantly lower than historical averages, which could increase the likelihood of subsequent increases in stock prices and of a Trigger Event with respect to one such Reference Stock. Accordingly, you could lose up to the entire principal amount of your notes.
  YOUR UPSIDE PROTECTION AMOUNT MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing price of any Reference Stock increases above its Initial Share Price plus its Upside Protection Amount, you will be fully exposed to any appreciation in the Best Performing Reference Stock. We refer to this feature as a contingent buffer. Under these circumstances, if the Final Share Price of at least one Reference Stock is greater than its Initial Share Price, you will lose 1% of the principal amount of your investment for every 1% increase in the Final Share Price of the Best Performing Reference Stock compared to its Initial Share Price. You will be subject to this potential loss of principal even if the prices of the Reference Stocks subsequently decline such that the Final Share Price of each Reference Stock closes at a level below its respective Initial Share Price plus its respective Upside Protection Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF ANY REFERENCE STOCK — Unless (i) the Final Share Price of any Reference Stock is greater than its Initial Share Price and (ii) on any day during the Monitoring Period, the closing price of any Reference Stock has increased, as compared to its Initial Share Price, by more than its Upside Protection Amount, for each $1,000 principal amount note, you will receive $1,000 at maturity plus accrued and unpaid interest, regardless of any depreciation in the value of any Reference Stock, which may be significant. Under certain circumstances, depreciation in the value of any of the Reference Stocks may even result in a loss of some or all of the principal amount of your notes at maturity. Accordingly, the return on the notes may be significantly less than the return on a direct investment in one or more of the Reference Stocks during the term of the notes.
  YOU ARE EXPOSED TO THE CLOSING PRICE RISK OF EACH REFERENCE STOCK — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Reference Stocks. Rather, you will receive set interest payments at a rate of 20.0% per annum and your payment at maturity is contingent upon the performance of each individual Reference Stock such that you will be equally exposed to the risks related to all of the Reference Stocks. Strong performance by any one of the Reference Stocks over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by the performance by any of the other Reference Stocks. Your payment at maturity should not be expected to match the performance of a direct investment in one or more of the Reference Stocks.
  THE REFERENCE STOCKS ARE CONCENTRATED IN A SINGLE INDUSTRY — Each of the Reference Stocks has been issued by companies whose primary lines of business are directly associated with the residential homebuilding industry. Because the value of the notes is determined by the performance of each of the Reference Stocks, an investment in these notes will be concentrated in this industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. In addition, the homebuilding industry is significantly affected by a number of factors in general and local economic conditions and real estate markets as well as by weather conditions, natural disasters, geopolitical events and other factors that may either offset or magnify each other, including:
    employment levels and job growth;
    the availability of financing for home buyers;
    interest rates;
    consumer confidence;
    housing demand;
    the availability of suitable undeveloped land;
    raw material and labor shortages and price fluctuations;
    federal, state and local laws and regulations concerning the development of land, homebuilding, home sales, consumer financing and environmental protection;
    competition among companies which engage in the homebuilding business; and
    the supply of homes and other housing alternatives.
  These factors or the absence of these factors could cause an improvement in the homebuilding industry generally or regionally and could cause the value of some or all of the Reference Stocks to increase during the term of the notes.
  YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE BEST PERFORMING REFERENCE STOCK — If a Trigger Event occurs, you will lose some or all of your investment in the notes if the Final Share Price of any Reference Stock closes at a level above its Initial Share Price. This will be true even if (i) the Final Share Price of each of the other four (4) Reference Stocks has depreciated in value compared to its respective Initial Share Price and/or (ii) the sole Reference Stock with a Final Share Price that increased compared to its Initial Share Price

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock of Centex Corporation, D.R. Horton, Inc., KB Home, Lennar Corporation, and Pulte Homes, Inc.

PS-2

  was not the same Reference Stock which increased by more than its Upside Protection Amount during the Monitoring Period.
  NO OWNERSHIP RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stocks, such as voting rights, dividend payments or other distributions. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of a Reference Stock and the notes.
  NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this pricing supplement or in product supplement no. 45-I. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to maturity could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. YOU SHOULD BE ABLE AND WILLING TO HOLD YOUR NOTES TO MATURITY.
  LACK OF LIQUIDITY —The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In the course of this business, we or our affiliates may acquire non-public information about the issuers of the Reference Stocks or the Reference Stocks, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to one or more of the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of a note, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to one or more of the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to one or more of the Reference Stocks from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the Reference Stocks and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 45-I.

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The following table illustrates hypothetical payments at maturity on a $1,000 investment in the notes, based on a range of hypothetical Final Share Prices for the Best Performing Reference Stock and assuming that the closing price of each Reference Stock did not increase, as compared to its respective Initial Share Price, by more than its respective Upside Protection Amount on any day from the Pricing Date to and including the Observation Date, except as indicated in the column titled “Hypothetical highest closing price of the common stock of D.R. Horton, Inc. during the Monitoring Period.” The following table assumes that the Best Performing Reference Stock will be the common stock of D.R. Horton, Inc. and that the common stock of D.R. Horton, Inc. will be the best performing Reference Stock at all times during the term of the notes. We make no representation or warranty as to which of the Reference Stocks will be the Best Performing Reference Stock for the purposes of calculating your actual payment at maturity.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock of Centex Corporation, D.R. Horton, Inc., KB Home, Lennar Corporation, and Pulte Homes, Inc.

PS-3

For this table of hypothetical payments at maturity, we have also assumed the following:

• the Initial Share Price:	$23.50	• the Upside Protection Amount: $11.75
• Interest:	20.0%

Hypothetical highest closing price of the common stock of D.R. Horton, Inc. during the Monitoring Period	Hypothetical Final Share Price of the Best Performing Reference Stock (D.R. Horton, Inc.)	Payment at Maturity*

$23.50	$15.00	$1,000.00
$23.50	$22.50	$1,000.00
$23.50	$23.50	$1,000.00
$35.25	$35.25	$1,000.00
$40.00	$22.50	$1,000.00
$40.00	$24.00	$978.72
$40.00	$35.50	$489.36
$44.50	$44.50	$106.38
$47.00	$47.00	$0.00

*	Note that you will receive at maturity, in addition to the cash payment as indicated herein, any accrued or unpaid interest in cash.

The examples on the following page illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: During the Monitoring Period, none of the Reference Stocks close at a price which reflects an increase of more than their respective Upside Protection Amounts. Because D.R. Horton, Inc. is the Best Performing Reference Stock and because its Final Share Price of $15.00 is below its Initial Share Price of $23.50, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: During the Monitoring Period, D.R. Horton, Inc. was the first Reference Stock to close at a level above its Initial Share Price plus the Upside Protection Amount. On the Observation Date, D.R. Horton, Inc., still the Best Performing Reference Stock, decreases to a Final Share Price of $22.50. Because the Final Share Price of the Best Performing Reference Stock is below its Initial Share Price, you will receive $1,000 per $1,000 principal amount note at maturity even though a Trigger Event occurred.

Example 3: During the Monitoring Period, D.R. Horton, Inc. was the first Reference Stock to close at a level above its Initial Share Price plus the Upside Protection Amount. On the Observation Date, D.R. Horton, Inc., still the Best Performing Reference Stock, decreases to a Final Share Price of $24.00. Because at least one of the Reference Stocks had a closing price that had increased from its Initial Share Price by more than its Upside Protection Amount during the Monitoring Period, and because the Final Share Price of the Best Performing Reference Stock is more than its Initial Share Price, you will receive $978.72, plus any accrued and unpaid interest.

Example 4: During the Monitoring Period, D.R. Horton, Inc. was the first Reference Stock to close at a level above its Initial Share Price plus the Upside Protection Amount. On the Observation Date, D.R. Horton, Inc., still the Best Performing Reference Stock, increases further to a Final Share Price of $44.50. Because at least one of the Reference Stocks had a closing price that had increased from its Initial Share Price by more than its Upside Protection Amount during the Monitoring Period, and because the Final Share Price of the Best Performing Reference Stock is more than its Initial Share Price, you will receive $106.38, plus any accrued and unpaid interest.

Regardless of the performance of the Best Performing Reference Stock or the payment you receive at maturity, you will have received interest payments, for each $1,000 principal amount note, in the aggregate amount of approximately $200.00 over the term of the notes.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock of Centex Corporation, D.R. Horton, Inc., KB Home, Lennar Corporation, and Pulte Homes, Inc.

PS-4

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stocks” beginning on page PS-14 of the accompanying product supplement no. 45-I for more information.

Initial Share Prices & Upside Protection Amounts

The table below sets forth the five issuers of the Reference Stocks, as well as the ticker symbol for each Reference Stock and the U.S. exchange on which each Reference Stock is listed.
The table below indicates the Initial Share Price and Upside Protection Amount for each Reference Stock, subject to adjustments.

Ticker Symbol	Issuer	Exchange	Initial Share Price	Upside Protection Amount

CTX	Centex Corporation	NYSE	$52.39	$26.20
DHI	D.R. Horton, Inc.	NYSE	$23.58	$11.79
KBH	KB Home	NYSE	$44.32	$22.16
LEN	Lennar Corporation	NYSE	$46.34	$23.17
PHM	Pulte Homes, Inc.	NYSE	$31.76	$15.88

Historical Information of the Reference Stocks

The graphs contained in this pricing supplement set forth the historical performance of each Reference Stock based on the weekly closing price (in U.S. dollars) of that Reference Stock from January 5, 2001 through October 20, 2006. We obtained the closing prices and other market information in this pricing supplement from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of each Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock during the term of the notes. We cannot give you assurance that the performance of each Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

Centex Corporation (“Centex”)

According to its publicly available filings with the SEC, Centex’s principal operations are focused on residential and commercial construction and related activities, including mortgage financing. Centex’s home building operations currently involve the purchase and development of land or lots and the construction and sale of detached and attached single-family homes (including resort and second home properties and lots) and land or lots. Centex’s financial services operations consist primarily of mortgage lending, title agency services and the sale of title insurance and other insurance products. Centex’s construction services operations involve the construction of buildings for both private and government interests, including educational institutions, hospitals, multi-unit residential, correctional institutions, airport facilities, office buildings, hotels and resorts and sports facilities. The common stock of Centex is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Centex in the accompanying product supplement no. 45-I. Centex’s SEC file number is 001-06776.

Historical Information of the Common Stock of Centex

The following graph sets forth the historical performance of the common stock of Centex based on the weekly closing price (in U.S. dollars) of the common stock of Centex from January 5, 2001 through October 20, 2006. The closing price of the common stock of Centex on October 24, 2006 was $52.39.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock of Centex Corporation, D.R. Horton, Inc., KB Home, Lennar Corporation, and Pulte Homes, Inc.

PS-5

D.R. Horton, Inc. (“D.R. Horton”)

According to its publicly available filings with the SEC, D.R. Horton is the largest homebuilding company in the United States, based on the number of domestic homes closed during the twelve months ended September 30, 2005. D.R. Horton constructs and sells high quality single-family homes through its operating divisions in 25 states and 74 metropolitan markets of the United States, primarily under the name of D.R. Horton, America’s Builder. Through its financial services operations, D.R. Horton provides mortgage banking and title agency services to homebuyers in many of its homebuilding markets. The common stock of D.R. Horton is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of D.R. Horton in the accompanying product supplement no. 45-I. D.R. Horton’s SEC file number is 001-14122.

Historical Information of the Common Stock of D.R. Horton

The following graph sets forth the historical performance of the common stock of D.R. Horton based on the weekly closing price (in U.S. dollars) of the common stock of D. R. Horton from January 5, 2001 through October 20, 2006. The closing price of the common stock of D. R. Horton on October 24, 2006 was $23.58.

KB Home (“KB Home”)

According to its publicly available filings with the SEC, KB Home is one of America’s premier homebuilders. Kaufman & Broad S.A. (“KBSA”), KB Home’s publicly-traded French subsidiary, is one of the leading homebuilders in France. KB Home’s construction segment consists primarily of homebuilding operations in the United States and France. KB Home offers a variety of homes that are designed to appeal to a wide range of buyers, including first-time and move-up homebuyers as well as luxury and active adult buyers. KB Home’s financial services segment provides mortgage banking services to its domestic homebuyers through Countrywide KB Home Loans, a joint venture with Countrywide Financial Corporation. The common stock of KB Home is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of KB Home in the accompanying product supplement no. 45-I. KB Home’s SEC file number is 001-09195.

Historical Information of the Common Stock of KB Home

The following graph sets forth the historical performance of the common stock of KB Home based on the weekly closing price (in U.S. dollars) of the common stock of KB Home from January 5, 2001 through October 20, 2006. The closing price of the common stock of KB Home on October 24, 2006 was $44.32.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock of Centex Corporation, D.R. Horton, Inc., KB Home, Lennar Corporation, and Pulte Homes, Inc.

PS-6

Lennar Corporation (“Lennar”)

According to its publicly available filings with the SEC, Lennar is one of the nation’s largest homebuilders and a provider of financial services. Lennar’s homebuilding operations include the sale and construction of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through unconsolidated entities in which it has investments. Lennar’s financial services operations provide mortgage financing, title insurance, closing services and insurance agency services for both buyers of its homes and others. Lennar sells substantially all of the loans that it originates in the secondary mortgage market. Through its financial services operations, Lennar also provides high-speed Internet and cable television services to residents of communities it develops and to others. The common stock of Lennar is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Lennar in the accompanying product supplement no. 45-I. Lennar’s SEC file number is 001-11749.

Historical Information of the Common Stock of Lennar

The following graph sets forth the historical performance of the common stock of Lennar based on the weekly closing price (in U.S. dollars) of the common stock of Lennar from January 5, 2001 through October 20, 2006. The closing price of the common stock of Lennar on October 24, 2006 was $46.34.

Pulte Homes, Inc. (“Pulte”)

According to its publicly available filings with the SEC, Pulte is a publicly held holding company whose subsidiaries engage in the homebuilding and financial services businesses. Pulte’s homebuilding segment, its core business, is engaged in the acquisition and development of land principally for residential purposes within the continental United States and Puerto Rico and the construction of housing on such land targeted for the first-time, first and second move-up, and active adult home buyers. Pulte’s financial services segment consists principally of mortgage banking and title operations conducted through Pulte Mortgage LLC and other subsidiaries. The common stock of Pulte is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Pulte in the accompanying product supplement no. 45-I. Pulte’s SEC file number is 001-09804.

Historical Information of the Common Stock of Pulte

The following graph sets forth the historical performance of the common stock of Pulte based on the weekly closing price (in U.S. dollars) of the common stock of Pulte from January 5, 2001 through October 20, 2006. The closing price of the common stock of Pulte on October 24, 2006 was $31.76.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock of Centex Corporation, D.R. Horton, Inc., KB Home, Lennar Corporation, and Pulte Homes, Inc.

PS-7